UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 22, 2017

                              CEL-SCI CORPORATION
                     --------------------------------------
             (Exact name of registrant as specified in its charter)


           Colorado                 001-11889                    84-0916344
----------------------------   ---------------------       ---------------------
(State or other jurisdiction   (Commission File No.)          (IRS Employer
     of incorporation)                                     Identification No.)

                             8229 Boone Bl-vd. #802
                                Vienna, VA 22182
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          (Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (703) 506-9460


                                      N-/A
                         ------------------------------
          (Former name or former address if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
   230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
   240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
   Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 3.02.   Unregistered Sales of Equity Securities.

     See Item 1.01 of this report.

Item 1.01.   Entry Into a Material Definitive Agreement.

     The Company has received subscription agreements for the sale of convertible notes in the principal amount of $1.51 million from 6 individual investors. Geert Kersten, the Company's Chief Executive Officer, participated in the offering and purchased notes in the principal amount of $250,000. Shares issuable upon the conversion of the notes will be restricted securities unless registered.

     The notes bear interest at 4% per year and are due and payable on December 22, 2017. At the option of the note holders, the notes can be converted into shares of the Company's common stock at a fixed conversion rate of $1.69, the closing price on June 21, 2017.

     The purchasers of the convertible notes also received warrants which entitle the purchasers to acquire up to 893,491 shares of the Company's common stock. The warrants are exercisable at a fixed price of $1.86 per share and expire on June 22, 2022. Shares issuable upon the exercise of the warrants will be restricted securities unless registered.

     The notes are secured by all of the Company's assets.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an
           Off-Balance Sheet Arrangement of a Registrant.

         See Item 1.01 of this report.




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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  June 22, 2017                          CEL-SCI CORPORATION



                                              By: /s/ Patricia B. Prichep
                                                  ----------------------------
                                                  Patricia B. Prichep,
                                                  Senior Vice President of
                                                      Operations







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